Exhibit 99.1

CIT GROUP INC.

CHIEF EXECUTIVE OFFICER CERTIFICATION

Chief Compliance Officer
United States Department of Treasury, Office of Financial Stability
1500 Pennsylvania Avenue, NW
Washington, DC 20220

Board of Governors of the Federal Reserve System
20th Street & Constitution Avenue, NW
Washington, DC 20551

The Board of Directors of CIT Group Inc.
1 CIT Drive
Livingston, NJ 07039
Attention:	Mr. Robert J. Ingato Executive Vice President General Counsel and Secretary

     In accordance with the interim final rule published June 15, 2009 (31 CFR Part 30; TARP Standards for Compensation and Corporate Governance), as amended, promulgated pursuant to sections 101(a)(1), 101(c)(5) and 111 of the Emergency Economic Stabilization Act of 2008 (12 U.S.C 5221) (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (Pub. L. 111-5) (“ARRA”); and specifically, pursuant to section 111(b)(4) of EESA, I, John A. Thain, the Chief Executive Officer of CIT Group Inc. (“CIT”), certify, based on my knowledge, that:

(i)

The compensation committee of the board of directors of CIT (the “Compensation Committee”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on September 14, 2009 and ending with December 31, 2009 (the “Applicable Period”), the senior executive officer (“SEO”) compensation plans and the employee compensation plans and the risks these plans pose to CIT;

(ii)

The Compensation Committee has identified and limited during the Applicable Period, any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of CIT and during that same Applicable Period has identified any features of the employee compensation plans that pose risks to CIT and has limited those features to ensure that CIT is not unnecessarily exposed to risks;

(iii)

The Compensation Committee has reviewed, at least every six months during the Applicable Period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of CIT to enhance the compensation of an employee, and has limited any such features;

(iv)	The Compensation Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
(v)

The Compensation Committee will provide a narrative description of how it limited during any part of 2009 the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of CIT; (B) employee compensation plans that unnecessarily expose CIT to risks; and (C) employee compensation plans that could encourage the manipulation of reported earnings of CIT to enhance the compensation of an employee;

(vi)

CIT has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (the “bonus payments”), of the SEOs and twenty next most highly compensated employees be subject to a recovery or ‘‘clawback’’ provision during any part of 2009 if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)

CIT has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009 and ending with December 31, 2009;

(viii)

CIT has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009 and ending with December 31, 2009;

(ix)

The board of directors of CIT has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009; this policy has been provided to Treasury and its primary regulatory agency; CIT and its employees have complied with this policy during the Applicable Period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)

CIT will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on June 15, 2009 and ending with December 31, 2009;

(xi)

CIT will disclose the amount, nature, and justification for the offering during the period beginning on June 15, 2009 and ending with December 31, 2009 of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)

CIT will disclose whether it, its board of directors, or the Compensation Committee has engaged during the period beginning on June 15, 2009 and ending with December 31, 2009, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)

CIT has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on June 15, 2009 and ending with December 31, 2009;

(xiv)	CIT has substantially complied with all other requirements related to employee compensation that are provided in the agreement between CIT and Treasury, including any amendments;
(xv)

CIT has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)	I, John A. Thain, understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

/s/ John A. Thain John A. Thain
Chief Executive Officer
CIT Group Inc.

Dated: March 16, 2010